OMNIBUS AMENDMENT
     This Omnibus Amendment, dated as of December 31, 2006, by and between Digital Recorders, Inc., a North Carolina corporation (the “Company”), Twinvision of North America, Inc., a North Carolina corporation (“Twinvision”), Digital Audio Corporation, a North Carolina corporation (“DAC”), and Robinson-Turney International, Inc., a Texas corporation (“RTI” and together with the Company, Twinvision and DAC, the “Credit Parties” and each a “Credit Party”) and Laurus Master Fund, Ltd., a Cayman Islands company (the “Purchaser”), amends that certain Security Agreement, dated as of March 15, 2006 (the “Initial Closing Date”), by and between the Credit Parties and Purchaser (as amended, modified or supplemented from time to time, the “Security Agreement”); that certain Secured Non-Convertible Revolving Note, dated March 15, 2006 made by the Company in favor of Purchaser for the total principal amount of $6,000,000 (as amended and restated, amended, modified or supplemented from time to time, the “Revolving Note”); that certain Warrant issued by the Company to Purchaser to purchase up to 550,000 shares of Common Stock of the Purchaser dated March 15, 2006 (as amended, modified or supplemented from time to time, “Warrant 1”); that certain Securities Purchase Agreement dated April 28, 2006 by and between the Credit Parties and the Purchaser (as amended, modified or supplemented from time to time, the “SPA”); that certain Secured Term Note dated April 28, 2006, made by the Credit Parties in favor of Purchaser for the total principal amount of $1,600,000 (as amended, modified or supplemented from time to time, the “Term Note”); that certain Warrant issued by the Company to Purchaser to purchase up to 80,000 shares of Common Stock of the Company dated April 28, 2006 (as amended, modified or supplemented from time to time, “Warrant 2”), and that certain Amended and Restated Registration Rights Agreement, dated April 28, 2006, by and between the Company and the Purchaser (as amended, modified or supplemented, the “Registration Rights Agreement” and, together with the Security Agreement, the Revolving Note, Warrant 1, the SPA, the Term Note, Warrant 2 and the other Ancillary Agreements (as defined in the Securities Agreement), and Restated Agreements (as defined in the SPA) the “Funding Documents”). Capitalized terms used but not defined herein shall have the meanings given them in the Security Agreement.
PREAMBLE
     WHEREAS, pursuant to the Funding Documents, the Purchaser purchased from the Company the Revolving Note and the Term Note and Warrant 1 and Warrant 2 were issued to the Purchaser;
     WHEREAS, the Company has requested that the Purchaser (i) extend the Maturity Date of the Revolving Note and (ii) make certain modifications to the Term Note pursuant to the terms and conditions set forth herein, and the Purchaser is willing to do so and, in consideration therefor and in consideration of the other agreements set forth herein, the receipt and sufficiency of which is hereby acknowledged, the Company has agreed to issue 225,000 shares of the Company’s Common Stock to the Purchaser subject to the terms hereof (the “Grant Shares”) and the Purchaser and the Company have agreed to amend Warrant 1 and Warrant 2 as set forth herein;

NOW, THEREFORE, in consideration of the covenants, agreements and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Amendments.
     1.1 The Security Agreement. The introductory paragraph of the Revolving Note is hereby amended in its entirety to state the following:
“FOR VALUE RECEIVED, each of DIGITAL RECORDERS, INC., a North Carolina corporation (the “Parent”), and the other companies listed on Exhibit A attached hereto (such other companies together with the Parent, each a “Company” and collectively, the “Companies”), jointly and severally, promises to pay to LAURUS MASTER FUND, LTD., c/o M&C Corporate Services Limited, P.O. Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, Fax: 345-949-8080 (the “Holder”) or its registered assigns or successors in interest, the sum of Six Million Dollars ($6,000,000), or, if different, the aggregate principal amount of all Loans (as defined in the Security Agreement referred to below), together with any accrued and unpaid interest hereon, on June 30, 2008 (the “Maturity Date”) if not sooner indefeasibly paid in full.”
     1.2 Amended and Restated Term Note. The Company shall issue the Purchaser an Amended and Restated Secured Term Note that is attached and incorporated herein as Exhibit A in substitution and not in satisfaction of the Term Note.
     1.3 Warrant Amendment. (a) Effective upon the Waiver Effective Date, Section 10 of each Warrant is amended by replacing the percentage “4.99%” in the tenth and twelfth lines thereof with “9.99%”;
     (b) The parties agree that, upon execution of this letter agreement by both parties, the Company will be deemed to have received notice from Laurus of Laurus’ waiver of the 4.99% conversion limitation set forth in Section 10 of each of the Warrants, which waivers shall become effective on the 61st day following the date hereof (the “Waiver Effective Date”); and
     1.4 Lock-Up Provision. The Company hereby issues to the Purchaser 225,000 shares of Common Stock (the “Shares”). Laurus hereby agrees that without the prior written consent of the Company, (i) before the first anniversary of the date hereof, it will not sell any of the Shares and (ii) any time after the first anniversary of the date hereof, it will not sell any of the Shares in a number that, together with any sales by any affiliate of Laurus, would exceed twenty-five percent (25%) of the aggregate dollar trading volume of the Common Stock of the Company for the twenty-two (22) day period immediately preceding such proposed sale.

     1.5 Registration Rights Agreement Amendment. The Registration Rights Agreement is hereby amended and restated in the form that is attached and incorporated herein as Exhibit B.
     2. Miscellaneous.
     2.1 The amendments set forth above and in the attached exhibits shall be effective as of the date first above written (the “Amendment Effective Date”) on the date when (i) each of the Credit Parties and the Purchaser shall have executed and each of the Credit Parties shall have delivered to Purchaser its respective counterpart to this Amendment and (ii) the Company shall have executed, caused to be witnessed and delivered to Purchaser its respective counterpart to the Amended and Restated Secured Term Note attached as Exhibit A hereto.
     2.2 Except as specifically set forth in this Amendment, there are no other amendments, modifications or waivers to the Funding Documents, and all of the other forms, terms and provisions of the Funding Documents remain in full force and effect.
     2.3 Each Credit Party hereby represents and warrants to Purchaser that (i) no Event of Default exists on the date hereof, (ii) on the date hereof, all representations, warranties and covenants made by each Credit Party in connection with the Funding Documents are true, correct and complete and (iii) on the date hereof, all of the Credit Parties covenant requirements have been met.
     2.3 From and after the Amendment Effective Date, all references in the Funding Documents shall be deemed to be references to the Funding Documents, as the case may be, as modified hereby.
     2.4 The Company understands that the Company has an affirmative obligation to make prompt public disclosure of material agreements and material amendments to such agreements. It is the Company’s determination that this Amendment is material. The Company agrees to file an 8-K within the period prescribed by the SEC.
     2.4 This Amendment shall be binding upon the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of and be enforceable by each of the parties hereto and their respective successors and permitted assigns. THIS AMENDMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument.
[signature page follows]

          IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment or has caused this Amendment to be executed on its behalf by a representative duly authorized, all as of the date first above set forth.

COMPANY:	PURCHASER:

DIGITAL RECORDERS, INC..	Laurus Master Fund, Ltd.

By:	By:

Name:	Name:	David Grin
Title:	Title:	Director
Agreed and Acknowledged:

TWINVISION NORTH AMERICA, INC.

By:
Name:
Title:

DIGITAL AUDIO CORPORATION

By:
Name:
Title:

ROBINSON-TURNEY INTERNATIONAL, INC.

By:
Name:
Title:

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